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                                                                    Exhibit 99.1


                          BOSTON PRIVATE BANCORP, INC.
               COMPLETES ACQUISITION OF INVESTMENT MANAGEMENT FIRM

COMPANY NOW HAS OVER $2 BILLION IN CLIENT ASSETS UNDER MANAGEMENT

BOSTON, Oct. 31/PRNewswire/ -- BOSTON PRIVATE BANCORP, INC. (OTC:BPBC) today reported the completion of the acquisition by its subsidiary, Boston Private Investment Management, Inc., of the investment management firm of Westfield Capital Management Company, Inc.

Pursuant to the terms of the transaction, which will be accounted for as a pooling of interests, Westfield's shareholders received approximately 3.9 million shares of newly issued Boston Private Bancorp, Inc. common stock. This represents the Company's second investment management acquisition since 1995.

The announcement of the acquisition was made by the Company's President and CEO, Timothy L. Vaill. Said Vaill, "This purchase reinforces our position in the marketplace as a leading provider of private banking services with investment management as a primary focus. Immediately it takes us to over $2 billion in client managed assets and broadens our product offering considerably. Most importantly, however, this acquisition gives us an attractive balance between our interest rate driven business and our fee income, which is expected to account for more than 50% of total revenues in 1997. This means we can pursue our strategic growth goals with solid prospects for revenue diversification, while striving to satisfy the expectations of our clients and shareholders."

Westfield Capital Management Company, Inc., established in 1989 by C. Michael Hazard, and located in Boston, specializes in separately managed, growth equity portfolios. High net worth individuals account for over half of Westfield's approximately $1.4 billion in assets under management. The remainder of its client base consists of corporate pension funds, endowments and foundations. Westfield has distinguished itself in the marketplace by providing a high level of client service in addition to its excellent historic investment performance.

Boston Private Bancorp, Inc. is also the parent company of Boston Private Bank & Trust Company, a private bank serving clients with banking and investment products. Boston Private Bank has approximately $900 million of client assets under management.

Mr. Hazard commented, "We are extremely pleased to join Boston Private in this marketplace. I believe, at this point in time, the route to steady growth in our business is through a full service firm which has size and can offer a full range of services and products to high net worth individuals and institutions."

The Company will maintain the Westfield Capital name and its offices at One Financial Center in Boston. Said Mr. Vaill, "Our intention is to have Westfield maintain its own identity as it continues to provide clients with the high caliber of service that has been the basis of its substantial past successes."



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Boston Private Bancorp, Inc. offers a full range of banking and investment management and trust services to its domestic and international clientele. The Company also offers a First Time Homebuyers Program within the Boston Urban Community and is an active participant in the SBA Lending Program for small business owners.









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